Exhibit 99.1

MDRNA, Inc. Announces Fourth Quarter and Full Year 2008 Financial Results

Bothell, Wash., March 24, 2009 — MDRNA, Inc. (Nasdaq: MRNA) today reported financial results for the fourth quarter and year ended December 31, 2008.

Since July 2008, MDRNA has made significant strides in its transition from a clinical stage intranasal drug delivery company to an RNAi drug discovery company,” stated J. Michael French, President & CEO of MDRNA. “In the second half of 2008, we reduced headcount, terminated all legacy intranasal clinical programs; closed down idle facilities and began to sell excess assets. In 2009, we have renegotiated terms with our landlord, converted our capital leases into a venture loan, significantly reduced certain employee severance payments and successfully settled certain trade payables via negotiated discounts and stock issuances. We expect that the above restructuring, renegotiation and cost containment efforts will result in cash utilization of approximately $5.5 million beginning in the second quarter of 2009, a greater than 25% reduction compared to the fourth quarter of 2008. Additionally, we have entered into two non-exclusive license agreements with major international pharmaceutical companies – Novartis and Roche – which we believe validates our science, our unique intellectual property portfolio and our outstanding team. MDRNA is now poised to emerge as a solid drug discovery company focused in the cutting-edge area of RNAi-based therapeutics.”

Revenue for the three months ended December 31, 2008 was $0.2 million, compared to $6.4 million for the quarter ended December 31, 2007. The 2007 period included recognition of approximately $5.5 million in previously deferred revenue related to our collaboration with Procter & Gamble Pharmaceuticals, Inc. (“P&G”). Revenue for the year ended December 31, 2008 was $2.6 million, compared to $18.1 million for the year ended December 31, 2007. Revenue in 2008 included Nascobal® product sales, amortization of deferred revenue from a $2.0 million payment received in 2005 from QOL Medical LLC (“QOL”), revenue from feasibility program partners and our government grant. The 2007 period included revenue from a $2.0 million payment from QOL related to the June 2007 issuance of a patent for Nascobal® nasal spray, which was received and recognized in June 2007, revenue from P&G as well as revenue from other pharmaceutical company research and development collaborations.

Net loss for the current quarter was approximately $12.3 million or $0.39 per share, compared to a net loss of $12.0 million or $0.47 per share for the prior year quarter. The 2008 period net loss included the following non-recurring items totaling $5.5 million: noncash stock compensation, accrued severance for the Company’s former CSO and accrual of a legacy intranasal patent milestone settlement. Net loss for the year ended December 31, 2008 was $59.2 million or $2.01 per share, compared to $52.4 million or $2.10 per share for the prior year period. The per-share decrease resulted from the current year’s loss being spread over a greater number of shares outstanding. The 2008 annual period included $8.3 million in restructuring charges, compared to zero during 2007.

Cost of product revenue increased $2.8 million for the year ended December 31, 2008, compared to the prior year due to a non-cash inventory write-down of approximately $2.6 million recorded in the second quarter of 2008.

Research and development expenses for the current quarter decreased $3.1 million to $9.7 million, compared to the prior year quarter, and decreased $15.5 million to $36.8 million for the year ended December 31, 2008, compared to the prior year. In the current quarter and year, MDRNA’s decrease in R&D expenses were largely associated with its restructuring plan to transition from a clinical-stage intranasal drug delivery company to a pre-clinical RNAi drug discovery company. Lower R&D expenses related to this transition were offset by restructuring charges. In 2007, MDRNA initiated four clinical trials to evaluate nasal sprays for the treatment of osteoporosis, obesity, Type 2 diabetes and autism, which contributed to the higher research and development spending in 2007. Some of these legacy clinical trials continued into mid-2008.

Selling, general and administrative expenses for the current quarter decreased by $3.3 million to $2.5 million, compared to the prior year quarter, and decreased $6.7 million to $13.6 million for the year ended December 31, 2008, compared to the prior year, due primarily to lower headcount from the Company’s restructuring plan, cost containment efforts, and lower legal and consulting fees in 2008.

MDRNA recorded a net restructuring charge in the fourth quarter of 2008 of $0.2 million, comprised of property and equipment and facilities related charges. Total restructuring charges were $8.3 million for the year ended December 31, 2008.

The Company ended 2008 with approximately $3.4 million in cash and cash equivalents, including $2.3 million in restricted cash, compared to $41.6 million at the end of 2007, including $2.2 million in restricted cash. As a result of its low cash position, the Company anticipates receiving a “going concern” opinion from KPMG, LLP, its independent registered public accountants, to be included in the Company’s 10-K for the 2008 fiscal year.

As previously disclosed, the Company received a Staff Determination from The NASDAQ Stock Market arising out of its non-compliance with NASDAQ Marketplace Rule 3340(a)(3), which requires a minimum of $10 million in stockholders’ equity for continued listing on the NASDAQ Global Market. MDRNA has scheduled a hearing before a NASDAQ Listing Qualifications Panel in April 2009 to review the Staff Determination, at which time MDRNA will present its plan to regain compliance with this requirement.

RECENT CORPORATE ACCOMPLISHMENTS

• Strengthened Management Team and Scientific Leadership

•	Hired Barry Polisky, Ph.D., as Chief Scientific Officer. Dr. Polisky previously served as Research Vice President at Merck & Co. and Chief Scientific Officer at Sirna Therapeutics where he led the research and development of RNAi-based therapeutics.

• Validated RNAi Drug Discovery Platform through multiple Pharma Licensing Deals

•	Entered into a worldwide, non-exclusive sublicense agreement with Roche for MDRNA’s siRNA constructs and chemistry platform;

•	Entered into a worldwide, non-exclusive licensing agreement with Novartis for MDRNA’s liposomal technology platform for siRNA delivery. Additionally, the companies have entered into a separate agreement, which provides Novartis with an exclusive period to negotiate a research and development collaboration and broader licensing rights related to MDRNA’s RNAi drug delivery platform.

• Corporate Restructuring Accomplishments

•	Eliminated rent obligations from January 2009 until July 2010 on the Company’s excess facility in Bothell, Washington through a previously disclosed lease amendment;

•	Significantly reduced previously disclosed employee-related cash severance payments for both a one-time cash payment due in June 2009 as well as continuing severance payments through September 2009;

•	Significantly reduced the Company’s ongoing monthly payments to General Electric Capital Corporation on leased equipment and leasehold improvements by restructuring the debt into a Loan and Security Agreement;

•	Our restructuring, renegotiation and cost containment efforts will result in cash utilization of approximately $5.5 million beginning in the second quarter of 2009, a greater than 25% reduction compared to the fourth quarter of 2008.

• Monetized Legacy Nasal Assets

•	Received tentative approval by the FDA for generic calcitonin-salmon nasal spray for osteoporosis and are preparing for commercial launch in mid-2009. The Company will receive profits related to the commercial sale of the product through the Company’s partner Par Pharmaceutical;

•	Received an accelerated $1.0 million milestone payment from Amylin Pharmaceuticals for advancement of the intranasal exenatide program by amending a 2006 Development and Licensing Agreement. Under terms of the amended agreement, MDRNA could receive up to an additional $79 million in future milestones and royalties;

•	Engaged Adjuvant Global Advisors, LLC to identify potential licensing opportunities for MDRNA’s intranasal delivery clinical programs in Asia and Europe.

SCIENTIFIC ACCOMPLISHMENTS IN THE COMPANY’S RNAI DRUG DISCOVERY PROGRAM

•	Reported positive in vivo data on the Company’s proprietary RNAi drug discovery engine at multiple international meetings and conferences. The Company reported:

•	Systemically delivered meroduplex siRNAs were: (1) well tolerated; (2) effective against multiple liver targets when delivered systemically, and (3) inhibited tumor growth when applied topically for bladder cancer. Keystone Symposia’s RNAi, MicroRNA, and Non-coding RNA Meeting;

•	Robust activity in a mouse model following a single IV administration of MDRNA’s meroduplexes targeting apolipoprotein B (ApoB) mRNA formulated in a DiLA[2] delivery vehicle. The meroduplex siRNA decreased both ApoB mRNA and serum cholesterol levels. In addition, the formulated, chemically modified siRNA resulted in minimal body weight loss in mice while showing reduced levels of cytokine stimulation. “RNA 2008,” the 13th Annual Meeting of the RNA Society;

•	Positive efficacy data demonstrating a 100 to 1000-fold (99%) reduction in viral titers of influenza A virus in animal models with the Company’s proprietary RNAi-based therapeutic for the treatment of multiple strains of influenza. XIV International Congress of Virology;

•	Positive efficacy data demonstrating up to 90% knockdown of ApoB and reduced serum cholesterol with the Company’s proprietary unlocked nucleobase analogs siRNAs (UsiRNA) in animal models. Informa Life Sciences 9th Annual Conference, EuroTIDES;

•	Positive data demonstrating a dose response, which resulted in up to 90% knockdown of ApoB message in a rodent model using UsiRNAs targeting multiple metabolic targets. Informa Life Sciences TIDES Oligonucleotide and Peptide, Research, Technology and Product Development Conference.

•	Refocused the Company’s pipeline efforts on a single indication – hepatocellular carcinoma (liver cancer) – to maximize the use of capital and increase the potential success of pre-clinical studies and early stage human clinical trials.

BROADENED AND ENHANCED THE COMPANY’S INTELLECTUAL PROPERTY ESTATE

•	Filed multiple patent applications, including intellectual property rights, that:

•	expanded protection for the Company’s DiLA[2] delivery platform;

•	added novel chemistries to MDRNA’s growing patent portfolio; and

•	further expanded the Company’s target IP for siRNA therapeutics;

•	Acquired the intellectual property related to Unlocked Nucleobase Analog (UNA) technology from RiboTask ApS thereby increasing the breadth of the Company’s technology platform by providing additional, novel RNA chemistries;

•	Terminated the Company’s 2006 license agreement with City of Hope for technology and intellectual property related to Dicer substrates and will focus on the development of the Company’s proprietary and solely owned UsiRNA and meroduplex constructs.

Conference Call and Webcast Information

Management will host a conference call to review financial results for the period ended December 31, 2008, and recent business developments. The call is scheduled for Tuesday, March 24, 2009, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 866-356-4441 and international callers should dial 617-597-5396. The participant code for the live conference call is 88132749. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 27372871. Alternatively, to access the live audio webcast for this conference call, please go to MDRNA’s Web site at http://www.mdrnainc.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Company’s goal is to improve human health by combining novel RNAi-based compounds and proprietary peptide- and liposomal-based drug delivery technologies to provide superior therapeutic options. MDRNA’s multi-disciplinary portfolio of capabilities includes molecular biology, cellular biology, formulation expertise, peptide and alkylated amino acid chemistry, pharmacology, toxicology and bioinformatics. The Company is applying this expertise to a single, integrated drug discovery platform that will be the engine for its clinical pipeline and a versatile platform for establishing broad therapeutic partnerships. MDRNA is also building on new technologies, such as UsiRNAs that incorporate the non-nucleotide moiety Unlocked Nucleobase Analog (UNA) within the siRNA molecule, that it expects to lead to safer and more effective RNAi-based therapeutics. By combining broad expertise in siRNA science with proven delivery platforms and a strong and growing IP position, MDRNA is well positioned as a leading RNAi therapeutics company and value-added collaborator for our research partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
ir@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2008	2007	2008
		(Unaudited)
Revenue
License and research fees	$6,152	$147	$17,349	$1,360
Government grants	126	40	433	277
Product revenue	110	—	355	972

Total revenue	6,388	187	18,137	2,609

Operating expenses:
Cost of product revenue, including non-cash inventory write-down of $0 and $2,579 in the three and twelve months ended December 31, 2008, respectively	32	—	100	2,906
Research and development	12,842	9,749	52,254	36,771
Selling, general and administrative	5,824	2,488	20,314	13,617
Restructuring	—	173	—	8,257

Total operating expenses	18,698	12,410	72,668	61,551

Loss from operations	(12,310)	(12,223)	(54,531)	(58,942)
Other income (expense):
Interest income	586	22	3,308	519
Interest and other expense	(291)	(100)	(1,149)	(797)

Net Loss	$(12,015)	$(12,301)	$(52,372)	$(59,220)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.47)	$(0.39)	$(2.10)	$(2.01)

Shares used in computing net loss per share - basic and diluted	25,444	31,147	24,995	29,529

	December 31,	December 31,
Selected Balance Sheet Data (In Thousands)	2007	2008
	(Unaudited)	(Unaudited)
Cash, cash equivalents and investments (includes restricted cash of $2,155 and $2,268, respectively)	$41,573	$3,352
Accounts receivable, net	324	32
Property and equipment, inventories and other assets	19,719	9,753
Total assets	61,616	13,137
Total liabilities	22,396	16,396
Accumulated deficit	(194,865)	(254,085)